Pricing supplement To prospectus dated April 5, 2018, prospectus supplement dated April 5, 2018, product supplement no. 4-I dated April 5, 2018 and underlying supplement no. 1-I dated April 5, 2018	Registration Statement Nos. 333-222672 and 333-222672-01 Dated September 6, 2018 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

$10,000,000
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF due September 10, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, (1) with respect to the first Review Date, the closing value of each of the Underlyings on that Review Date is at or above its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Value of each Underlying is at or above its Call Level applicable to the final Review Date. If the notes are not automatically called (which means that the Final Value of the Least Performing Underlying is less than its Initial Value by more than 40%), investors will lose more than 40% of their principal amount at maturity and may lose all of their principal amount at maturity.
•	Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called.
•	The earliest date on which an automatic call may be initiated is September 13, 2019†.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	The notes are not linked to a basket composed of the Underlyings. The payment upon automatic call or at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlyings:	The common stock of Morgan Stanley, par value $0.01 per share (Bloomberg Ticker: MS) (the “Reference Stock”), the EURO STOXX® Banks Index (Bloomberg ticker: SX7E) (the “Index”) and the VanEck Vectors® Oil Services ETF (the “Fund”) (Bloomberg Ticker: OIH) (each of the Reference Stock, the Index and the Fund, an “Underlying,” and collectively, the “Underlyings”)
Automatic Call:	If (1) with respect to the first Review Date, the closing value of each Underlying on that Review Date is greater than or equal to its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Value of each Underlying is greater than or equal to its Call Level applicable to the final Review Date, the notes will be automatically called for a cash payment per note that will be payable on the applicable Call Settlement Date and that will vary depending on the applicable Review Date and call premium.
Call Level:	For each Underlying, (1) with respect to the first Review Date, 100% of the Initial Value of that Underlying or, (2) with respect to the final Review Date, 60% of the Initial Value of that Underlying
Payment if Called:

For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

• 11.50% × $1,000 if automatically called on the first Review Date

• 23.00% × $1,000 if automatically called on the final Review Date

Payment at Maturity:

If the notes are not automatically called (which means that the Final Value of the Least Performing Underlying is less than its Initial Value by more than 40%), you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the notes are not automatically called (which means that the Final Value of the Least Performing Underlying is less than its Initial Value by more than 40%), you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.

Pricing Date:	September 6, 2018
Original Issue Date:	On or about September 11, 2018 (Settlement Date)
Review Dates†:	September 13, 2019 and September 4, 2020 (final Review Date)
Ending Averaging Dates†:	August 31, 2020, September 1, 2020, September 2, 2020, September 3, 2020 and the final Review Date
Call Settlement Dates†:	September 18, 2019 and the Maturity Date
Maturity Date†:	September 10, 2020
CUSIP:	48130UKA2
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†	Subject to postponement in the event of certain market disruption events as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$10	$990
Total	$10,000,000	$100,000	$9,900,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $10.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $965.80 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
•	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

•	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Underlying Return:	With respect to each Underlying, (Final Value – Initial Value) Initial Value
Initial Value:	With respect to each Underlying, the closing value of that Underlying on the Pricing Date, which was $47.93 for the common stock of Morgan Stanley, 105.56 for the EURO STOXX® Banks Index and $23.38 for the VanEck Vectors® Oil Services ETF
Final Value:	With respect to each Underlying, the arithmetic average of the closing values of that Underlying on the Ending Averaging Dates
Least Performing Underlying:	The Underlying with the Least Performing Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings

Stock Adjustment Factor:	With respect to the Reference Stock, the Stock Adjustment Factor is referenced in determining the closing value of that Reference Stock and is set initially at 1.0 on the Pricing Date. The Stock Adjustment Factor of the Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Share Adjustment Factor:	The Share Adjustment Factor is referenced in determining the closing value of the Fund and is set initially at 1.0 on the Pricing Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

JPMorgan Structured Investments —	PS- 1
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF

What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Least Performing Underlying?

The following table and examples illustrate the hypothetical simple total return (i.e., not compounded) on the notes that could be realized with respect to the applicable Review Date for a range of movements in the Underlyings as shown under the columns “Appreciation/Depreciation of Least Performing Underlying at Review Date” and “Least Performing Underlying Return.”  The table and examples below assume that the Least Performing Underlying is the common stock of Morgan Stanley and that the closing value of each other Underlying on each Review Date is greater than its Call Level applicable to that Review Date.  We make no representation or warranty as to which of the Underlyings will be the Least Performing Underlying for purposes of calculating your return on the notes on any Review Date.  The following table assumes a hypothetical Initial Value of the Least Performing Underlying of $50, a hypothetical Call Level of the Least Performing Underlying with respect to the first Review Date of $50 (equal to 100% of its hypothetical Initial Value) and a Call Level of the Least Performing Underlying with respect to the final Review Date of $30 (equal to 60% of its hypothetical Initial Value).  The table and examples also reflect that the call premiums used to calculate the call premium amount applicable to the first and final Review Dates are 11.50% and 23.00%, respectively, regardless of any appreciation of the Least Performing Underlying, which may be significant. There will be only one payment on the notes whether called or at maturity.  An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the applicable Call Settlement Date.  Each hypothetical return or payment on the notes set forth below is for illustrative purposes only and may not be the actual total return or payment on the notes applicable to a purchaser of the notes.  For an automatic call to be triggered, the closing value of each Underlying or the Final Value of each Underlying, as applicable, must be greater than or equal to its Call Level on the applicable Review Date.  The numbers appearing in the following table have been rounded for ease of analysis.

Review Dates Prior to the Final Review Date			Final Review Date
Closing Value at Review Date	Appreciation/Depreciation of Least Performing Underlying at Review Date	Total Return at First Call Settlement Date	Final Value (1)	Least Performing Underlying Return	Total Return at Maturity
$90.000	80.00%	11.50%	$90.000	80.00%	23.00%
$85.000	70.00%	11.50%	$85.000	70.00%	23.00%
$80.000	60.00%	11.50%	$80.000	60.00%	23.00%
$75.000	50.00%	11.50%	$75.000	50.00%	23.00%
$70.000	40.00%	11.50%	$70.000	40.00%	23.00%
$65.000	30.00%	11.50%	$65.000	30.00%	23.00%
$60.000	20.00%	11.50%	$60.000	20.00%	23.00%
$55.000	10.00%	11.50%	$55.000	10.00%	23.00%
$50.000	0.00%	11.50%	$50.000	0.00%	23.00%
$47.500	-5.00%	N/A	$47.500	-5.00%	23.00%
$45.000	-10.00%	N/A	$45.000	-10.00%	23.00%
$40.000	-20.00%	N/A	$40.000	-20.00%	23.00%
$35.000	-30.00%	N/A	$35.000	-30.00%	23.00%
$30.000	-40.00%	N/A	$30.000	-40.00%	23.00%
$29.995	-40.01%	N/A	$29.995	-40.01%	-40.01%
$25.000	-50.00%	N/A	$25.000	-50.00%	-50.00%
$20.000	-60.00%	N/A	$20.000	-60.00%	-60.00%
$15.000	-70.00%	N/A	$15.000	-70.00%	-70.00%
$10.000	-80.00%	N/A	$10.000	-80.00%	-80.00%
$5.000	-90.00%	N/A	$5.000	-90.00%	-90.00%
$0.000	-100.00%	N/A	$0.000	-100.00%	-100.00%
(1)	The Final Value of the Least Performing Underlying is equal to the arithmetic average of the closing values of the Least Performing Underlying on the Ending Averaging Dates.

Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity

The following examples illustrate how the payment upon an automatic call or at maturity in different hypothetical scenarios is calculated.

Example 1: The value of the Least Performing Underlying increases from the Initial Value of $50 to a closing value of $55 on the first Review Date. Because the closing value of the Least Performing Underlying on the first Review Date of $55 is greater than its Call Level of $50 applicable to the first Review Date, the notes are automatically called, and the investor receives a single payment of $1,115 per $1,000 principal amount note on the first Call Settlement Date.

Example 2: The value of the Least Performing Underlying decreases from the Initial Value of $50 to a

JPMorgan Structured Investments —	PS- 2
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF

closing value of $30 on the first Review Date and to a Final Value of $45. Because the closing value of the Least Performing Underlying on the first Review Date of $30 is less than its Call Level of $50 applicable to that Review Date, the notes are not automatically called on the first Review Date. However, because the Final Value of the Least Performing Underlying of $45 is greater than its Call Level of $30 applicable to the final Review Date, even though the Final Value of the Least Performing Underlying is less than its Initial Value, the notes are automatically called on the final Review Date, and the investor receives a single payment at maturity of $1,230 per $1,000 principal amount note.

Example 3: The value of the Least Performing Underlying decreases from the Initial Value of $50 to a closing value of $45 on the first Review Date and to a Final Value of $15. Because (a) the closing value of the Least Performing Underlying on the first Review Date of $45 is less than its Call Level of $50 applicable to that Review Date, (b) the Final Value of the Least Performing Underlying of $15 is less than its Call Level of $30 applicable to the final Review Date and (c) the Least Performing Underlying Return is -70%, the notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 3
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — If, (1) with respect to the first Review Date, the closing value of each Underlying on that Review Date is greater than or equal to the Call Level of 100% of its Initial Value applicable to that Review Date or, (2) with respect to the final Review Date, the Final Value of each Underlying is greater than or equal to the Call Level of 60% of its Initial Value applicable to the final Review Date, your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i) 11.50% × $1,000 if automatically called on the first Review Date; or (ii) 23.00% × $1,000 if automatically called on the final Review Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	POTENTIAL FOR A RETURN BASED ON THE CALL PREMIUM AT MATURITY EVEN IF THE LEAST PERFORMING UNDERLYING RETURN IS NEGATIVE — The Call Level for each Underlying with respect to the final Review Date is set at 60% of its Initial Value. Accordingly, if the notes have not been previously called, with respect to the final Review Date, you will receive the applicable call premium even if the Final Value of the Least Performing Underlying is less than its Initial Value by up to 40%.
•	Potential Early Exit With Appreciation As a Result of Automatic Call Feature — While the original term of the notes is approximately two years, the notes will be automatically called before maturity if, (1) with respect to the first Review Date, the closing value of each Underlying on that Review Date is at or above its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Value of each Underlying is at or above its Call Level applicable to the final Review Date, and you will be entitled to the applicable payment corresponding to the relevant Review Date as set forth on the cover of this pricing supplement.
•	LIMITED PROTECTION AGAINST LOSS — Because the Call Level for each Underlying with respect to the final Review Date is set at 60% of its Initial Value, if the notes have not been previously called, at maturity you will be entitled to the full repayment of your principal plus the applicable call premium even if the Final Value of the Least Performing Underlying is less than its Initial Value by up to 40%. However, if the notes are not automatically called (which means that the Final Value of the Least Performing Underlying is less than its Initial Value by more than 40%), for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Least Performing Underlying, which will be one of the common stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF. See “The Underlyings.”
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

JPMorgan Structured Investments —	PS- 4
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a note. However, under a 2015 IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	PS- 5
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the Underlyings or any of the equity securities held by the Fund. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called (which means that the Final Value of the Least Performing Underlying is less than its Initial Value by more than 40%), you will lose 1% of the principal amount of your notes at maturity for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuer, including extending loans to, or making equity investments in, those issuers or providing advisory services to those issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuer, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium applicable to the Review Dates, as set forth on the cover of this pricing supplement, regardless of any appreciation of one or more Underlyings, which may be significant. Because the closing value of one or more of the Underlyings at various times during the term of the notes could be higher than on the Review Date, you may receive a lower payment upon automatic call or at maturity, as applicable, than you would have if you had invested directly in one or more of the Underlyings.

•	REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the maturity date. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

JPMorgan Structured Investments —	PS- 6
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the notes and your payment upon automatic call or at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to each of the Underlyings. The performance of the Underlyings may not be correlated. Poor performance by any of the Underlyings over the term of the notes could result in the notes not being automatically called on any Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlyings. Accordingly, your investment is subject to the risk of decline in the price of one share of each Underlying.
•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING UNDERLYING — Because the payment at maturity will be determined based on the performance of the Least Performing Underlying, you will not benefit from the performance of the other Underlyings. Accordingly, if the notes are not automatically called (which means that the Final Value of the Least Performing Underlying is less than its Initial Value by more than 40%), you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity. This will be true even if the Final Value of each of the other Underlyings is greater than or equal to its Initial Value.
•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a

JPMorgan Structured Investments —	PS- 7
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF

substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Underlying, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Underlyings;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Reference Stock and the Fund and the equity securities included in the Index or held by the Fund;
•	the actual and expected positive or negative correlation among the Underlyings, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Index trade and the correlation among those rates and the level of the Index;
•	the occurrence of certain events relating to the Reference Stock or the Fund that may or may not require the adjustment to the Stock Adjustment Factor or the Share Adjustment Factor, as applicable; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE UNDERLYINGS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stock, the Fund or the securities included in the Index, such as voting rights or dividend payments. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We have not independently verified any of the information about the Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer's public disclosure of information, whether contained in SEC filings or otherwise.
•	SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE INDEX AND THE FUND — Some or all of the equity securities included in the Index or held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

JPMorgan Structured Investments —	PS- 8
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE INDEX — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Index are based, although any currency fluctuations could affect the performance of the Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in any payment on the notes.
•	RISKS ASSOCIATED WITH THE BANKING INDUSTRY WITH RESPECT TO THE INDEX — All or substantially all of the equity securities included in the Index are issued by companies whose primary line of business is directly associated with the banking industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The performance of bank stocks may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition. Competition among banking companies is high and failure to maintain or increase market share may result in lost market share. These factors could affect the banking industry and could affect the value of the equity securities included in the Index and the level of the Index during the term of the notes, which may adversely affect the value of your notes.
•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on a securities exchange and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.
•	THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE — The Fund does not fully replicate its Underlying Index and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	RISKS ASSOCIATED WITH THE OIL SERVICES SECTOR WITH RESPECT TO THE FUND — All or substantially all of the equity securities held by the Fund are issued by companies whose primary line of business is directly associated with the oil services sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The profitability of companies in the oil services sector is related to worldwide energy prices, including all sources of energy, and exploration and production spending. The price of energy, the earnings of companies in the oil services sector, and the value of these companies’ securities have experienced significant volatility. Additionally, in recent years, the price of oil has experienced significant volatility which may materially impact companies operating in the oil services sector. These companies are also subject to risks of changes in exchange rates and the price of oil and gas, changes in prices for competitive energy services, changes in the global supply of and demand for oil and gas, government regulation, the imposition of import controls, world events, negative perception, depletion of resources and

JPMorgan Structured Investments —	PS- 9
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF

general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business.  Oil services companies operate in a highly competitive and cyclical industry, with intense price competition.

The oil services sector is exposed to significant and numerous operating hazards.  Oil and gas exploration and production can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate.  The revenues of oil services companies may be negatively affected by contract termination and renegotiation.  Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations.  Oil exploration and production companies may also be adversely affected by environmental damage claims and other types of litigation.  Changes to environmental protection laws, including the implementation of policies with less stringent environmental protection standards and those geared away from sustainable energy development, could lead to fluctuations in supply, demand and prices of oil and gas.  The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, social unrest and acts of war, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business.  Additionally, changes to U.S. trading policies could cause friction with certain oil producing countries and between the governments of the United States and other major exporters of oil to the United States.  Some of the companies in the oil services sector are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business, which could adversely affect their operating results.  The operating results of these companies may fluctuate as a result of these additional risks and events in the other lines of business.  In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses.  Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition.

These factors could affect the oil services sector and could affect the value of the equity securities held by the Fund and the price of the Fund during the term of the notes, which may adversely affect the value of your notes.

•	VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that, (1) with respect to the first Review Date, the closing value of that Underlying could be below its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Value of that Underlying could be below its Call Level applicable to the final Review Date. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing value of an Underlying could fall sharply between the Pricing Date and the applicable Review Date, which could result in the notes not being automatically called and a significant loss of principal.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK AND THE FUND IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor or the Share Adjustment Factor, as applicable, for the Reference Stock or the Fund for certain events affecting that Underlying. However, the calculation agent will not make an adjustment in response to all events that could affect the applicable Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events affecting the Reference Stock that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments —	PS- 10
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF

The Underlyings

Morgan Stanley

All information contained in this pricing supplement on the Reference Stock is derived from publicly available sources and is provided for informational purposes only.  According to its publicly available filings with the SEC, Morgan Stanley is a global financial services firm that, through its subsidiaries and affiliates, advises, and originates, trades, manages and distributes capital for, governments, institutions and individuals.  The common stock of Morgan Stanley, par value $0.01 per share (Bloomberg ticker: MS), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Morgan Stanley in the accompanying product supplement.  Information provided to or filed with the SEC by Morgan Stanley pursuant to the Exchange Act can be located by reference to SEC file number 001-11758, and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly historical closing values of the Reference Stock from January 4, 2013 through August 31, 2018.  The closing value of the Reference Stock on September 6, 2018 was $47.93.  We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing values above and below may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations.  The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the Reference Stock on any Ending Averaging Date.  There can be no assurance that the performance of the Reference Stock will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 11
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF

The EURO STOXX® Banks Index

The Index is a free-float market capitalization index that currently includes 27 stocks of banks market sector leaders from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Not all 11 countries are represented in the EURO STOXX® Banks Index at any given time. The Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX® Banks Index, see “Equity Index Descriptions — The EURO STOXX® Banks Index” in the accompanying underlying supplement.

Historical Information Regarding the Index

The following graph sets forth the historical performance of the Index based on the weekly historical closing values of the Index from January 4, 2013 through August 31, 2018. The closing value of the Index on September 6, 2018 was 105.56. We obtained the closing values above and below from Bloomberg, without independent verification.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the Index any Ending Averaging Date. There can be no assurance that the performance of the Index will result in the return of any of your principal amount.

The VanEck Vectors® Oil Services ETF

The Fund is an exchange-traded fund of VanEck Vectors® ETF Trust, a registered investment company, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Oil Services 25 Index, which we refer to as the Underlying Index with respect to the Fund.  The MVIS® U.S. Listed Oil Services 25 Index is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector.  For additional information about the Fund, see “Fund Descriptions — The VanEck Vectors® Oil Services ETF” in the accompanying underlying supplement.

Historical Information Regarding the VanEck Vectors® Oil Services ETF

The following graph sets forth the historical performance of the Fund based on the weekly historical closing values of the Fund from January 4, 2013 through August 31, 2018. The closing value of the Fund on September 6, 2018 was $23.38. We obtained the closing values above and below from Bloomberg, without independent verification. The closing values above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

The historical values of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the Fund any Ending Averaging Date. There can be no assurance that the performance of the Fund will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 12
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set

JPMorgan Structured Investments —	PS- 13
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF

forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Least Performing Underlying?” and “Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.

JPMorgan Structured Investments —	PS- 14
Review Notes Linked to the Least Performing of the Common Stock of Morgan Stanley, the EURO STOXX® Banks Index and the VanEck Vectors® Oil Services ETF